Exhibit 99.1

Neogen Announces Fourth-Quarter 2023 Results

•
Revenue of $241.8 million, an increase of 72.6% over the prior-year quarter.
•
Net income of $5.6 million; $0.03 per diluted share.
•
Adjusted Net Income of $30.2 million; $0.14 per diluted share.
•
Adjusted EBITDA of $63.1 million, an increase of 97.0% over the prior-year quarter, at a margin of 26.1%.

LANSING, Mich., July 27, 2023 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the fourth quarter and fiscal year ended May 31, 2023.

“We are excited about the milestones we see ahead of us in this new fiscal year as we continue on our journey to expand our market leadership position,” said John Adent, Neogen’s President and Chief Executive Officer. “We continued to scale our capabilities during the fourth quarter to support the full integration of the former 3M Food Safety Division, which is proceeding according to plan. By the end of the fiscal third quarter, we expect to have three of four main product lines integrated into Neogen facilities, as well as back-office and distribution functions, and will be focused on driving efficiencies in these operations. In addition to the important integration workstreams underway, we have continued to focus on growth and profitability initiatives in our pre-existing business. We introduced a number of new products in the quarter and will continue to prioritize innovation, leveraging the skills and expertise of our expanded product development team.”

Adent continued, “I’m proud of our team members’ efforts in delivering another quarter of core revenue growth in both of our segments, despite the challenges of lower volumes and inventory levels in our end markets. The performance of the former 3M Food Safety Division improved notably, with higher production rates at our transition manufacturing partner allowing us to better fulfill the end-user demand. We believe the modifications we made to the transition arrangement have translated into operational improvements and we look forward to sustaining this progress to support the continued growth of this high-margin business. Our products serve great end markets in Food Safety and Animal Safety that have a historical trend of resilience, which we fully expect to continue. With our broadened scale and product portfolio, we are well positioned to capitalize on growth in our end markets and what we believe are favorable long-term tailwinds behind the security of the food chain.”

Financial and Business Highlights

Revenues for the fourth quarter were $241.8 million, an increase of 72.6% compared to $140.1 million in the prior year. Core revenue growth, which excludes the impacts of foreign currency translation and acquisitions completed in the last 12 months, was 2.0%, while acquisitions contributed 71.8%. Foreign currency was a headwind of 1.2%. The fourth quarter marked the 124th of the past 130 quarters that Neogen reported revenue increases compared to the same quarter in the prior year.

Revenues for the full year were $822.4 million, an increase of 56.0% compared to $527.2 million in the prior year. Core revenue growth was 4.0% and acquisitions contributed 54.5%, while foreign currency was a headwind of 2.5%.

Net income for the fourth quarter was $5.6 million, or $0.03 per diluted share, compared to $15.0 million, or $0.14 per diluted share, in the prior-year period. The decrease in net income was driven primarily by transaction and integration costs, interest expense and the amortization of acquisition-related intangibles, all related to the recently completed merger with the former 3M Food Safety Division. The decrease was partially offset by incremental revenues from the former 3M Food Safety Division, which generated margins higher than the legacy company average margin. Adjusted Net Income was $30.2 million, or $0.14 per diluted share, compared to $22.4 million, or $0.21 per diluted share, in the prior-year period. Higher Adjusted EBITDA drove the increase in Adjusted Net Income, more than offsetting the increase in interest expense. On a per-share basis, Adjusted Net Income was lower by $0.07 in the fourth quarter compared to the prior-year period, a result of the increase in shares outstanding related to the 3M Food Safety transaction.

Net income for the full year was a loss of $22.9 million, or $0.12 per diluted share, compared to $48.3 million, or $0.45 per diluted share, in the prior year. The decrease in net income was driven primarily by transaction and integration costs, interest expense and the amortization of acquisition-related intangibles, all related to the recently completed merger with the former 3M Food Safety Division. Adjusted Net Income for the full year was $105.7 million, or $0.56 per diluted share, compared to $79.3 million, or $0.73 per diluted share, in the prior year. Higher Adjusted EBITDA drove the increase in Adjusted Net Income, more than offsetting the increase in interest expense. On a per-share basis, Adjusted Net Income was lower by $0.17 compared to the prior year, a result of the increase in shares outstanding related to the 3M Food Safety transaction.

Gross margin, expressed as a percentage of sales, was 50.9% in the fourth quarter of fiscal 2023. This compares to a gross margin of 46.4% in the same quarter a year ago, with the increase primarily due to the higher gross margins generated by the incremental revenues from the former 3M Food Safety Division.

Gross margin for the full year, expressed as a percentage of sales, was 49.4% compared to a gross margin of 46.1% in the prior year.

Fourth-quarter Adjusted EBITDA was $63.1 million, representing an Adjusted EBITDA Margin of 26.1%, compared to $32.0 million and a margin of 22.9% in the prior-year period. The margin expansion was primarily driven by the increase in gross margin, which more than offset expenses added during the quarter to accommodate the expanded scale of the business.

Full-year Adjusted EBITDA was $205.4 million, representing an Adjusted EBITDA margin of 25.0%, compared to $115.4 million and a margin of 21.9% in the prior year.

Food Safety Segment

Revenues for the Food Safety segment were $169.3 million in the fourth quarter, an increase of 151.3% compared to $67.4 million in the prior year, consisting of 3.9% core growth, 149.3% from acquisitions, and a foreign currency headwind of 1.9%. Core revenue growth was led by the Culture Media & Other category, which benefited from strong growth in food quality and nutritional analysis products. In the Bacterial & General Sanitation product category, a solid increase in sales of Soleris® microbiological testing products was partially offset by a decline in sales of AccuPoint® general sanitation products, resulting in modest core growth. The Natural Toxins & Allergens category experienced a modest core revenue decline, driven by the discontinuation of a drug residue product line consisting of test kits for international dairy markets.

For the full year, revenues for the Food Safety segment were $546.8 million, an increase of 110.3% compared to $260.0 million in the prior year, consisting of core growth of 5.6%, 109.1% from acquisitions and a foreign currency headwind of 4.4%.

Animal Safety Segment

Revenues for the Animal Safety segment were $72.5 million in the fourth quarter, compared to $72.7 million in the prior year’s fourth quarter, consisting of 0.3% core growth and a foreign currency headwind of 0.6%. The core growth was led by the Veterinary Instruments & Disposables product category, which benefited from a new line of business at a large retail customer. This core growth was partially offset by declines in the Animal Care & Other product category, which had lower volumes of small-animal supplements and vitamin injectables, and in sales of biosecurity products, driven primarily by the timing of orders of insect control products.

The Company’s worldwide genomics business performed well in the quarter, driven by volume increases in international beef markets and in companion animal testing.

For the full year, revenues for the Animal Safety segment were $275.7 million, an increase of 3.2% compared to $267.2 million in the prior year, consisting of core growth of 2.4%, 1.4% from acquisitions and a foreign currency headwind of 0.6%.

Liquidity and Capital Resources

As of May 31, 2023, the Company had total cash and investments of $245.6 million and total outstanding debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2024 Outlook

In fiscal year 2024, the Company anticipates total revenue to be between $955 million and $985 million, while Adjusted EBITDA is expected to be in a range of $235 million to $255 million. The Company expects capital expenditures to be approximately $130 million, including approximately $100 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (844) 757-5681 (U.S.) or +1 (412) 317-5297 (International) and requesting the Neogen Corporation Fourth Quarter FY23 Earnings Call (Conference ID: 10180865). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (877) 344-7529 or +1 (412) 317-0088, respectively, and providing the entry code 9624877, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The Company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Preliminary Results and Forward-Looking Statements

The Company’s reported results are preliminary. The Company has not yet completed its year-end reporting process, and the Company’s independent auditor has not completed its audit. Accordingly, final results and other disclosures to be included in our Annual Report on Form 10-K could differ from preliminary results and disclosures.

This press release includes “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, are forward-looking statements.

These forward-looking statements are based on Neogen’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ from those stated or implied by such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those indicated or anticipated by such forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ from such forward-looking statements include, among others, the success of the recently completed combination with the food safety business of 3M Company, limitations or restrictions on Neogen’s activities arising in connection with the transaction, competition and our ability to develop and market new products, recruitment, including circumstances beyond our control at our transition manufacturing partner, retention and dependence on key employees, economic conditions affecting the agriculture and food production industries, effects of COVID-19 or other pandemics on our business, supply chain disruption, higher interest rates and inflation, risks relating to international operations and expansion into new geographical markets, identification and integration of acquisitions, research and development risks, patent and trade secret protection, government regulation, results from, or delays in, the completion of the fiscal year-end audit, the occurrence of subsequent events, and other risk factors detailed from time to time in Neogen’s reports filed with the SEC, including Neogen’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,

Current Reports on Form 8-K and other documents filed with the Securities and Exchange Commission, including documents filed with the Securities and Exchange Commission in connection with the recently completed transaction with 3M Company. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this press release. Neogen expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Non-GAAP Financial Information

This press release includes Core Revenue Growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings per Share, which are non-GAAP financial measures. These non-GAAP financial measures are presented for informational purposes only and should not be regarded as a replacement for corresponding GAAP measures. In regards to the forward-looking non-GAAP Adjusted EBITDA included in this presentation, we are not able to reconcile such metrics to the closest corresponding GAAP measures without unreasonable efforts, because we are unable to predict the ultimate outcome of certain significant items.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF INCOME (LOSS)

(In thousands, except for per share)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2023	2022	2023	2022
Revenue
Food Safety	$169,269	$67,369	$546,797	$259,979
Animal Safety	72,541	72,724	275,650	267,180
Total revenue	241,810	140,093	822,447	527,159
Cost of revenues	118,628	75,094	416,492	284,146
Gross margin	123,182	64,999	405,955	243,013
Operating expenses
Sales & marketing	42,893	21,384	141,222	84,604
Administrative	49,810	21,757	201,179	82,742
Research & development	7,054	3,831	26,039	17,049
Total operating expenses	99,757	46,972	368,440	184,395
Operating income	23,425	18,027	37,515	58,618
Other (expense) income	(15,775)	882	(59,557)	1,589
(Loss) income before tax	7,650	18,909	(22,042)	60,207
Income tax	2,078	3,950	828	11,900
Net income (loss)	$5,572	$14,959	$(22,870)	$48,307
Net income (loss) per diluted share	$0.03	$0.14	$(0.12)	$0.45
Shares to calculate per share amount	216,442	107,858	188,881	108,020

NEOGEN CORPORATION

UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31, 2023	May 31, 2022
Assets
Current assets
Cash & investments	$245,569	$381,051
Accounts receivable	153,253	99,674
Inventories	133,812	122,313
Other current assets	53,297	23,760
Total current assets	585,931	626,798
Property & equipment, net	198,749	110,584
Goodwill & other assets	3,769,752	255,547
Total assets	$4,554,432	$992,929
Liabilities & Equity
Current liabilities	$145,472	$77,844
Non-current liabilities	1,274,743	27,711
Equity: Shares outstanding, 216,246 at May 31, 2023 & 107,801 May 31, 2022	3,134,217	887,374
Total liabilities & equity	$4,554,432	$992,929

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of foreign currency translation rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2023	2022	2023	2022
Net income (loss)	$5,572	$14,959	$(22,870)	$48,307
Provision for income taxes	2,078	3,950	828	11,900
Depreciation and amortization	28,439	5,861	88,377	23,694
Interest expense (income), net	16,951	(526)	52,795	(1,267)
EBITDA	$53,040	$24,244	$119,130	$82,634
Share-based compensation	2,866	2,109	10,177	7,154
FX transaction loss (gain) on loan revaluation(1)	134	—	5,226	—
Certain transaction fees and integration costs	4,058	5,673	59,812	25,581
Contingent consideration adjustments	—	—	(300)	—
Restructuring	475	—	475	—
Loss on sale of minority interest	—	—	1,516	—
Loss on investment	500	—	500	—
Impairment and scrap of discontinued product line(2)	2,006	—	5,639	—
Inventory step-up charge	—	—	3,245	—
Adjusted EBITDA	$63,079	$32,026	$205,420	$115,369
Adjusted EBITDA margin (% of sales)	26.1%	22.9%	25.0%	21.9%
Adjusted EBITDA increase	97.0%		78.1%

(1)
Net foreign currency transaction loss (gain) associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction.
(2)
Expenses associated with intangible impairments and inventory scrap amounts related to certain discontinued product lines.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2023	2022	2023	2022
Net income (loss)	$5,572	$14,959	$(22,870)	$48,307
Amortization of acquisition-related intangibles	22,053	1,803	68,690	7,235
Share-based compensation	2,866	2,109	10,177	7,154
FX transaction loss (gain) on loan revaluation(1)	134	—	5,226	—
Certain transaction fees and integration costs	4,058	5,673	59,812	25,581
Contingent consideration adjustments	—	—	(300)	—
Restructuring	475	—	475	—
Loss on sale of minority interest	—	—	1,516	—
Loss on investment	500	—	500	—
Impairment and scrap of discontinued product line(2)	2,006	—	5,639	—
Inventory step-up charge	—	—	3,245	—
Other adjustments(3)	—	—	5,864	—
Estimated tax effect of above adjustments(4)	(7,459)	(2,144)	(32,323)	(9,017)
Adjusted Net Income	$30,205	$22,400	$105,651	$79,260
Adjusted Earnings per Share	$0.14	$0.21	$0.56	$0.73

(1)
Net foreign currency transaction loss (gain) associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction.
(2)
Expenses associated with intangible impairments and inventory scrap amounts related to certain discontinued product lines.
(3)
Income tax benefit associated with non-deductible transaction costs that were recognized as expenses in prior periods.
(4)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com